As filed with the Securities and Exchange Commission on March 28, 1997.
                                                       Registration No. 33-73130

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                      POST EFFECTIVE AMMENDMENT TO FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933


                                    SPSS Inc.

             (Exact name of registrant as specified in its charter)
            Delaware                                           36-2815480
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                            444 North Michigan Avenue
                             Chicago, Illinois 60611
               (Address, of Principal Executive Offices)(Zip Code)


                                  Amended 1991
                         Stock Option Plan of SPSS Inc.
                              (Full Title of Plan)


                                 Edward Hamburg
                        Senior Vice President, Corporate
                     Operations and Chief Financial Officer
                                    SPSS Inc.
                            444 North Michigan Avenue
                             Chicago, Illinois 60611
                     (Name and address of agent for service)
                                 (312) 329-2400
          (Telephone number, including area code, of agent for service)


                                   Copies To:
                              T. Stephen Dyer, Esq.
                                 Ross & Hardies
                            150 North Michigan Avenue
                             Chicago, Illinois 60601
                                 (312) 558-1000

                         CALCULATION OF REGISTRATION FEE
===============================================================================
                                  Proposed          457(h)
    Title of       Amount         maximum          Proposed         Amount of
Securities to      to be       offering price     aggregate        registration
be registered(2) registered(1)    per share(2)  offering price(3)     fee(4)
-------------------------------------------------------------------------------
Common Stock,                      $1.05           $983,440.15       $339.12
$.01 par value                     $8.00
===============================================================================

(1) The securities to be registered include a maximum of 426,943 shares issuable upon the exercise of options under the SPSS Inc. Amended 1991 Stock Option Plan of SPSS Inc., assuming full participation of all employees under such plan.

(2)   349,943  shares  are  issuable  at $1.05 per share and  77,000  shares are issuable at $8.00 per share.

(3) Solely for the purpose of calculating the registration fee, the proposed aggregate offering price has been estimated in accordance with Rule 457(h).

(4)   Previously paid.

PROSPECTUS

426,943 Shares

SPSS INC.

Common Stock
($.01 Par Value)

         This Prospectus relates to the offer and sale of up to 563,944 shares of the common stock, $.01 par value (the "Common Shares" or "Common Stock"), of SPSS Inc. (the "Company"). The Common Shares may be offered by particular stockholders of the Company (the "Selling Stockholders") from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Common Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer who acts in connection with the sale of Common Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Stockholders" elsewhere in this Prospectus. The Company will not receive any of the proceeds from the sale of the Common Shares by the Selling Stockholders.

         The Company's Common Stock is traded and quoted on the Nasdaq National Market under the symbol "SPSS." On March 27, 1997, the last sale price of the Common Stock, as reported on the Nasdaq National Market, was $24 3/8 per share.

         The Company will bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisors to the Selling Stockholders) in connection with the registration of the shares of Common Stock being offered hereby, which expenses are estimated to be approximately $43,402.

See "Selling Stockholders" elsewhere in this Prospectus.

         SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                      ------------------------------------


                 The date of this Prospectus is March 28, 1997

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company, and the Registration Statement of which this Prospectus forms a part, the exhibits and schedules thereto and amendments thereof, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is quoted on the Nasdaq National Market, and therefore such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., 3rd Floor, Washington, D.C. 20006.

     Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-8 filed December 17, 1993 and the exhibits thereto (collectively, the "Registration Statement") filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement will be deemed qualified in its entirety by such reference. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, and the exhibits thereto.

         SPSS(R), Categories(R), SYSTAT(R), Jandel Scientific, SigmaPlot, SigmaStat, SigmaScan and SigmaGel are registered trademarks of the Company. SPSS/PC + SPSS Real Stats. Real Easy.(TM), BMDP(TM), Jandel and CLEAR are unregistered trademarks of the Company, and the trademark QI Analyst(TM) is subject to a pending application for registration. This Prospectus also includes trade names and marks of companies other than SPSS Inc.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference the following documents previously filed with the Commission:

                  (a) The Company's Quarterly Report on Form 10-Q filed November 13, 1996 for the fiscal quarter ended September 30, 1996.

                  (b) The Company's Current Report on Form 8-K and amendments thereto filed with the Commission on October 11, 1996 (acquisition of Clear Software).

               (c) The Company's Current Report on Form 8-K and amendments thereto filed with the Commission on December 4, 1996 (acquisition of Jandel Corporation).

               (d) The description of the Company's Common Stock, $.01 par value (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A filed with Commission on August 4, 1993, pursuant to Section 12 of the Exchange Act.

               (e) The Company's Proxy Statement, filed with the Commission on May 16, 1996, for its annual meeting of stockholders held on June 19, 1996, except for the report of the Compensation Committee contained therein.

               (f) The Company's Current Report on Form 8-K and amendments thereto filed with the Commission on March 10, 1997.

               (g)  The  Company's   Registration  Statement  on  Form  S-3  and
          amendments thereto filed with the Commission on February 4, 1997.

          In addition, the audited financial statements contained in the Proxy Statement and Prospectus (the "Proxy/Prospectus") included in the Company's Registration Statement on Form S-4, as amended, and filed with the Commission pursuant to Rule 424(b) under the Securities Act are incorporated herein by reference.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment to the Registration Statement, shall be deemed to be incorporated by reference in the Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide, without charge, to each person (including any beneficial owner) to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such requests should be directed to: Edward Hamburg, Senior Vice President, Corporate Operations, Chief Financial Officer and Secretary, at the Company's principal executive offices at 444 North Michigan Avenue, Chicago, Illinois 60611, telephone (312) 329-2400.

UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES IN THIS PROSPECTUS TO "SPSS" AND THE "COMPANY" SHALL MEAN SPSS INC. A DELAWARE CORPORATION, ITS ILLINOIS PREDECESSOR AND ITS SUBSIDIARIES, COLLECTIVELY; AND REFERENCES TO THE "COMMON STOCK" SHALL MEAN SPSS INC.'S COMMON STOCK, PAR VALUE $ .01 PER SHARE.

                                   THE COMPANY

GENERAL

         SPSS Inc. ("the Company") was incorporated in Illinois in 1975 under the name "SPSS, Inc." and was reincorporated in Delaware in May 1993 under the name "SPSS Inc." The Company develops, markets and supports an integrated line of statistical software products that enable users to effectively bring marketplace and enterprise data to bear on decision-making. The primary users of the Company's software are managers and data analysts in corporate settings, government agencies and academic institutions. In addition to its widespread use in survey analysis, SPSS software also performs other types of market research, as well as quality improvement analyses, scientific and engineering applications and data reporting. The current generation of SPSS Desktop products (as defined herein) features a windows-based point-and-click graphical user interface, sophisticated statistical procedures, data access and management capabilities, report writing and integrated graphics. The Company's products provide extensive analytical capabilities not found in spreadsheets, database management systems or graphics packages.

         In its 21 years of operation, SPSS has become a widely recognized name in statistical software. The Company plans to leverage its current position to take advantage of the increased demand for software applications that not only provide ready access to the data that organizations collect and store, but also enable users to systematically analyze, interpret and present such information for use in decision-making. Management believes that ease-of-use of the Company's current generation products, combined with the greater processing speed and storage capacity of the latest desktop computers, has substantially expanded the market for SPSS statistical software.

     In summer 1993, the Company completed an initial public offering (the "IPO") of common stock, $.01 par value (the "Common Stock"). The Common Stock is listed on the Nasdaq National Market under the symbol "SPSS". In early 1995, the Company and certain selling stockholders sold 1,865,203 shares of Common Stock in a public offering.

         The Company is a Delaware corporation. The Company's principal executive offices are located at 444 N. Michigan Avenue, Chicago, Illinois 60611, and its telephone number at its principal executive offices is (312) 329-2400.

SAFE HARBOR

         "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the matters discussed in this Prospectus are forward-looking statements that involve risks and uncertainties including, but not limited to, market conditions, competition and other risks indicated in the Registration Statement of which this Prospectus forms a part, and the Company's other filings with the Securities and Exchange Commission.

RECENT DEVELOPMENTS

         On September 26, 1996, SPSS acquired Clear Software, Inc., a Massachusetts corporation ("Clear Software"), for SPSS Common Stock valued at approximately $4.5 million in a merger accounted for as a pooling of interests. Clear Software is a developer and marketer of process management, analysis and documentation software products, including allCLEAR, a software package used primarily for describing complex business processes using flowcharts and other types of diagrams. Clear Software has more than 120,000 users, and its 1995 revenues were approximately $2.8 million. SPSS will continue to operate the Clear Software business from the Clear Software offices in Newton, Massachusetts.

     On November 20, 1996, SPSS acquired the outstanding shares of capital stock of Jandel Corporation, a California corporation ("Jandel"), for SPSS Common Stock valued at approximately $9.0 million, in a merger accounted for as a pooling of interests. Jandel is a developer and marketer of graphical and statistical software products used mainly in scientific applications. SPSS will continue to operate the Jandel business from the Jandel offices in San Rafael, California.

                                  RISK FACTORS


      In addition to the other  information  in this  Prospectus,  the following
risk  factors  should  be  considered   carefully  by  potential  purchasers  in
evaluating an investment in the Common Stock offered hereby.

     Fluctuations in Quarterly Operating Results. The Company's quarterly operating results can be subject to fluctuation due to several factors, including the number and timing of product updates and new product introductions, delays in product development and introduction, purchasing schedules of its customers, changes in foreign currency exchange rates, product and market development expenditures, the timing of product shipments, changes in product mix, timing and cost of acquisitions and general economic conditions. Because the Company's expense levels are to a large extent based on its forecasts of future revenues, operating results may be adversely affected if such revenues fall below expectations. Accordingly, the Company believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. The Company has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. The Company has experienced a seasonal pattern in its operating results with the fourth quarter typically having the highest operating income. For example, excluding acquisition and other non-recurring charges, the percentage of the Company's operating income realized in the fourth quarter was 41% in 1994, 41% in 1995 and 38% in 1996. In addition, the timing and amount of the Company's revenues are subject to a number of factors that make estimation of operating results prior to the end of a quarter uncertain. A significant portion of the Company's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. Should the Company fail to achieve such fourth quarter revenue increases, net income for the fourth quarter and the full year could be materially affected. Generally, if revenues do not meet the Company's expectations in any given quarter, operating results will be adversely affected. Although the Company had been profitable in each of the seven quarters up to and including the quarter ending June 30, 1994, the Company experienced a net loss of $331,000 in the third quarter of 1994 due to a one-time write-off of $1,928,000 for acquired and in-process technology and other acquisition-related charges recorded in connection with the Company's acquisition of SYSTAT, Inc. ("SYSTAT"). The Company has been profitable in the nine quarters ending December 31, 1994 through December 31, 1996. However, there can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

      Dependence on a Single Product Category; Declining Sales of Certain Products. The Company derives substantially all of its product revenues from licenses of statistical software. Accordingly, any decline in revenues from licenses of the Company's statistical software, or reduction in demand for statistical software generally, could have a material adverse effect on the Company.

      In recent years SPSS has experienced a significant shift in the sources of its revenues. Historically, the Company derived a large portion of its revenues from licenses of its mainframe and minicomputer ("Large Systems") products. As a result of the general shift by computer users from Large Systems to desktop computers, the Company has experienced an ongoing decline in revenues from Large Systems products in the last several years, although this decline has generally lessened in recent quarters. Revenues from Large Systems licenses declined from approximately $15.6 million in 1991 to $10.7 million in 1995, while sales of desktop products increased from $21.8 million in 1991 to $56.9 million in 1995, although revenues from Large Systems licenses only declined from $10.8 million to $10.7 million from 1994 to 1995. Management is unable to predict the continuing rate of decline on Large Systems licenses, if any. Revenues from the Company's products for desktop computers ("Desktop products") now account for nearly three-quarters of the Company's revenues and this percentage may continue to increase.

      Rapid Technological Change. The computer software industry is characterized by rapid technological advances, changes in customer requirements, frequent product enhancements and new product introductions. The Company's future success will depend upon its ability to enhance its existing products and introduce new products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, the Company believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by the Company to respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could result in loss of revenues. In the past, the Company has, on occasion, experienced delays in the introduction of new products and product enhancements, primarily due to difficulties with particular operating environments and problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. Such delays have most often resulted from "bugs" encountered in working with new and/or beta-stage versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with the Company's software. From time to time, the Company has discovered bugs in its products which are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that the Company will be successful in developing and marketing new products or product enhancements on a timely basis or that the Company will not experience significant delays or defects in its products in the future, which could have a material adverse effect on the Company. In addition, there can be no assurance that new products or product enhancements developed by the Company will achieve market acceptance or that developments by others will not render the Company's products or technologies obsolete or noncompetitive.

     International Operations. The Company's revenues from operations outside of North America accounted for approximately 40%, 45% and 50% of the Company's net revenues in 1993, 1994 and 1995, respectively. The Company expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as the Company further "localizes" the SPSS product line by translating its products into additional languages. International revenues are subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burdens of complying with a wide variety of foreign laws and regulatory requirements. The Company also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. As the Company expands its international operations, the risks described above could increase and, could have a material adverse effect on the Company.

      Potential Volatility of Stock Price. There has been significant volatility in the market prices of securities of technology companies and in some instances, such volatility has been unrelated to the operating performance of such companies. Market fluctuations may adversely affect the price of the Common Stock. The Company also believes factors such as announcements of new products by the Company or its competitors, quarterly variations in financial results, recommendations and reports of analysts and other factors beyond the Company's control could cause the market price of the Common Stock to fluctuate substantially.

      Reliance on Relationships with Third Parties. The Company licenses certain software from third parties. Some of this licensed software is embedded in the Company's products, and some is offered as add-on products. If such licenses are discontinued, or become invalid or unenforceable, there can be no assurance that the Company will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on the Company.

     In February 1993, the Company entered into an exclusive, worldwide agreement (the "Prentice Hall Agreement") with Prentice Hall, Inc. ("Prentice Hall") under which Prentice Hall publishes and distributes the student version of the Company's software and all of the Company's publications. As a result, the Company is dependent on Prentice Hall for the development and support of the markets for student software and its publications. The failure of Prentice Hall to perform its obligations under the Prentice Hall Agreement adequately could have a material adverse effect on the Company.

     In February 1993, the Company entered into a Software Distribution Agreement (the "IBM Software Distribution Agreement") with International Business Machines Corporation ("IBM") under which IBM is responsible for manufacturing and packaging the Company's products and distributing them to the Company's domestic and European customers. In January 1997, the IBM Software agreement was replaced with a similar agreement with Banta Global Turnkey ("Banta"). If Banta fails to adequately perform its obligations under this agreement, or if the agreement is terminated, the Company's operating results could be materially adversely effected.

      Changes in Public Expenditures and Overall Economic Activity Levels. A significant portion of the Company's revenues comes from licenses of its products directly to foreign and domestic government entities. In addition, significant amounts of the Company's revenues come from licenses to academic institutions, healthcare organizations and private businesses which contract with or are funded by government entities. Government appropriations processes are often slow, unpredictable and subject to factors outside the Company's control. In addition, proposals are currently being made in certain countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on the Company. In addition, declines in overall levels of economic activity could also have a material adverse impact on the Company.

      Competition. The market for the statistical software is both highly competitive and fragmented. The Company primarily competes with one general statistical software provider which is larger and has greater resources than the Company, as well as with numerous other companies offering statistical applications software, many of which offer products focused on specific statistical applications. The Company considers its primary worldwide competitor to be the larger and better-financed SAS Institute ("SAS"), although the Company believes that SAS's revenues are derived principally from products that are used for purposes other than statistics and operate on large systems platforms. StatSoft Inc., developers of the Statistica product ("Statistica"), Manugistics Group, Inc., distributors of the Statgraphics Plus product ("Statgraphics"), and Minitab, Inc. ("Minitab") are also competitors, although their annual revenues from these statistical products are believed to be considerably less than the revenues of SPSS.

      In the future, SPSS may face competition from new entrants into the statistical software market. The Company could also experience competition from companies in other sectors of the broader market for data management, analysis and presentation software, such as providers of spreadsheets, database management systems, report writers and executive information systems. These companies have added, or in the future may add, statistical analysis capabilities to their products. Many of these companies have significant name recognition, as well as substantially greater capital resources, marketing experience and research and development capabilities than the Company. There can be no assurance that the Company will have sufficient resources to make the necessary investment in research and development and sales and marketing, or that the Company will otherwise be able to make the technological advances necessary to maintain or enhance its competitive position. The Company's future success will also depend significantly upon its ability to continue to sell its Desktop products, to attract new customers looking for more sophisticated or powerful software and to introduce additional add-on products to existing customers. There can be no assurance that the Company will be able to compete successfully in the future.

      Dependence on Key Personnel. The Company is dependent on the efforts of certain executives and key employees, including its President and Chief Executive Officer, Jack Noonan. The Company's continued success will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for such personnel is intense. There can be no assurance that the Company will be able to continue to attract or retain such highly qualified personnel. No life insurance policies are maintained on the Company's key personnel.

      Intellectual Property; Proprietary Rights. The statistical algorithms incorporated in the Company's software are not proprietary. The Company believes that the proprietary technology constituting a portion of the Company's software determines the speed and quality of displaying the results of computations, the connectivity of the Company's products with third party software and the ease of use of its products. The Company's success will depend, in part, on its ability to protect the proprietary aspects of its products. The Company attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright and trademark laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. The Company licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of Large System products and annual licenses of its Desktop products, the Company licenses its products to end-users by use of a "shrink-wrap" license that is not signed by licensees, as is customary in the industry. It is uncertain whether such license agreements are legally enforceable. The source code for all of the Company's products is protected as a trade secret and as unpublished copyrighted work. In addition, the Company has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, it may be possible for competitors or users to copy aspects of the Company's products or to obtain information which the Company regards as a trade secret. The Company has no patents, and judicial enforcement of copyright laws may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of certain countries in which the Company's products are or may be licensed do not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by the Company, it may be possible for unauthorized third parties to reverse engineer or copy the Company's products or obtain and use information that the Company regards as proprietary. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

      Although the Company's products have never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against the Company in the future or that any such assertion will not result in costly litigation or require the Company to obtain a license to use the intellectual property of third parties. There can be no assurance that such licenses will be available on reasonable terms, or at all. There can also be no assurance that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technologies.

      Control by Existing Stockholders; Antitakeover Effects. As of December 31, 1996, the Company's executive officers and directors owned beneficially approximately 22.2% of the outstanding shares of Common Stock. The Norman H. Nie Revocable Trust Dated March 15, 1991 (the "Nie Trust") and affiliates of the Nie Trust, are entitled to nominate a director for inclusion in the management slate for election to the Board so long as the Nie Trust continues to own no less than 12.5% of the outstanding shares of Common Stock. As of December 31, 1996, the Nie Trust and affiliates of the Nie Trust beneficially owned approximately 15.9% of the outstanding shares of Common Stock. The Company's Certificate of Incorporation and Bylaws contain a number of provisions, including provisions requiring an 80% super majority stockholder approval of certain actions and provisions for a classified Board of Directors, which would make the acquisition of the Company, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult or impossible.

      Shares Eligible for Future Sale. As of December 31, 1996, there were vested options outstanding held by management to purchase approximately an additional 536,573 shares of SPSS Common Stock and unvested options to purchase approximately an additional 140,370 shares of SPSS Common Stock, with an average exercise price of $5.81 per share. The Company has also established a stock purchase plan available to employees of the Company, which permits employees to acquire shares of SPSS Common Stock at the end of each quarter at 85% of the market price of SPSS Common Stock as of such date.

     In addition to the Company's currently outstanding shares and those issuable to employees as described above, the Company has issued approximately 339,000 shares of SPSS Common Stock to Jandel's shareholders. Such shares of SPSS Common Stock will generally be available for resale.

      No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of SPSS Common Stock by the Company or by shareholders, or the perception that such sales may occur, could adversely affect prevailing market prices for SPSS Common Stock.

     Accumulated Deficit. The Company had an accumulated deficit of $14,312,000 as of December 31, 1996.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by each Selling Stockholder as of February 28, 1997, the number of shares of Common Stock that may be offered for the Selling
Stockholder's account and based on the number of shares of Common Stock beneficially owned as of February 28, 1997, the percentage of the shares of Common Stock to be beneficially owned by such Selling Stockholder if they elect to sell all of their Shares of Common Stock that are available for sale.

                                                                                                 Shares of Common
                                                                                                   Stock To Be
                                                                        Maximum Number of       Beneficially Owned
                                                        Shares of       Shares Available       Assuming Sale of All
                                                      Common Stock        To Be Sold           Shares Available For
Name and Address of                                Beneficially Owned      Pursuant             Sale Hereunder(1)
Selling Stockholder                             As of February 28, 1997     Hereto            Number        Percent

Norman H. Nie, individually, as Trustee
  of the Norman H. Nie Trust and as a
  Director and President of the Norman
  and Carol Nie Foundation(2)                           1,174,077           69,944           1,104,133           14.3%
Jack Noonan(3)                                            164,133          118,667              65,466           *
Mark Battaglia(4)                                          70,226           44,333              26,893           *
Louise E. Rehling(5)                                       87,356           57,666              29,690           *
Susan Phelan(6)                                            70,102           42,667              27,435           *
Edward Hamburg(7)                                          99,843           64,333              35,510           *
Ian Durell(8)                                              41,843           29,333              12,177           *


*  The percentage of shares beneficially owned does not exceed 1% of the class.

(1) Based upon the number of Shares of Common Stock outstanding on February 28, 1997. Assumes all stock that may be offered pursuant to this Prospectus is sold, and no other shares beneficially owned by the Selling Stockholders are sold.

(2) Includes 72,944 shares which are subject to currently exercisable options; 110,433 shares held of record by the Norman and Carol Nie Foundation (the "Nie Foundation"); and 991,200 shares held by the Nie Trust. Professor Nie shares voting and investment power over the 110,433 shares held by the Nie Foundation with Carol Nie.

(3)  Includes 157,714 shares subject to currently exercisable options.

(4)  Includes 69,843 shares subject to currently exercisable options.

(5)  Includes 83,176 shares subject to currently exercisable options.

(6)  Includes 68,177 shares subject to currently exercisable options.

(7)  Includes 89,843 shares subject to currently exercisable options.

(8) Mr. Durrell is the beneficial owner of these shares which consist solely of 41,843 shares subject to currently exercisable options.

                                 USE OF PROCEEDS

          The Company will not receive any proceeds from the registration or sale of the shares of Common Stock offered hereby.

                        DIVIDEND POLICY AND RESTRICTIONS

          The Company has never declared any cash dividends or distributions on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain its future earnings to fund ongoing operations and future capital requirements of its business.

                              PLAN OF DISTRIBUTION

          The Common Stock may be offered by the Selling Stockholders from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by the sale of the Common Stock to or through  broker-dealers,  and such broker-dealers may receive compensation
in  the  form  of  discounts,   concessions  or  commissions  from  the  selling
Stockholders and/or the purchasers of the Common Stock for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealer who acts in connection with the sale of Common Stock hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act, and any commission received by them and profit on any resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

          No prediction can be made as to the effect, if any, that future sales, or the availability of shares of Common Stock for future sales, will have on the market price prevailing from time to time. See "RISK FACTORS -- Shares Eligible for Future Sale" elsewhere in this Prospectus.

                                  LEGAL MATTERS

          The validity of the shares of Common Stock is being passed upon for the Company by Ross & Hardies, Chicago, Illinois.



                                     EXPERTS

     The supplemental consolidated financial statements of SPSS Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, have been incorporated by reference herein from the Company's Registration Statement on Form S-3 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of SPSS Inc. and subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, have been incorporated by reference herein from the Company's Registration Statement on Form S-4 in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm in accounting and auditing.

     With respect to SPSS Inc.'s unaudited interim financial information as of September 30, 1996 and for the three months and nine months ended September 30, 1995 and 1996, incorporated by reference herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1996, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because this report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Act.

     The financial statements of Clear Software, Inc. as of December 31, 1995 and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Jandel Corporation and Subsidiary as of December 31, 1995 and 1994 and for each of the years then ended, have been incorporated by reference herein in reliance upon the report of KPMG Peat

Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR TABLE OF CONTENTS SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                TABLE OF CONTENTS

                                                               Page

Available Information............................................4
Incorporation of Certain Documents by Reference..................4
The Company......................................................6
Risk Factors.....................................................8
Selling Stockholders............................................13
Use of Proceeds.................................................13
Dividend Policy and Restrictions................................13
Plan of Distribution............................................13
Legal Matters...................................................14
Experts.........................................................14

426,943 Shares



SPSS INC.



COMMON STOCK
($.01 PAR VALUE)


Prospectus

Dated March 28, 1997

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Certain Documents by Reference

      SPSS Inc. (the "Company") hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission (the "Commission"):


               (a) The Company's Quarterly Report on Form 10-Q filed November 13, 1996 for the fiscal quarter ended September 30, 1996.

               (b) The Company's Current Report on Form 8-K and amendments thereto filed with the Commission on October 11, 1996 (acquisition of Clear Software).

               (c) The Company's Current Report on Form 8-K and amendments thereto filed with the Commission on December 4, 1996 (acquisition of Jandel Corporation).

               (d) The description of the Company's Common Stock, $.01 par value (the "Common Stock"), contained in the Company's Registration Statement on Form 8-A filed with Commission on August 4, 1993, pursuant to Section 12 of the Exchange Act.

               (e) The Company's Proxy Statement, filed with the Commission on May 16, 1996, for its annual meeting of stockholders held on June 19, 1996, except for the report of the Compensation Committee contained therein.

               (f) The Company's Current Report on Form 8-K and amendments thereto filed with the Commission on March 10, 1997.

               (g)  The  Company's   Registration  Statement  on  Form  S-3  and
          amendments thereto filed with the Commission on February 4, 1997.

          In addition, the audited financial statements contained in the Proxy Statement and Prospectus (the "Proxy/Prospectus") included in the Company's Registration Statement on Form S-4, as amended, and filed with the Commission pursuant to Rule 424(b) under the Securities Act are incorporated herein by reference.

Item 4.           Description of Securities

                           Not applicable.

Item 5.           Interests of Named Experts and Counsel

                           Not applicable.

Item 6.           Indemnification of Officers and Directors

      Delaware General Corporation Law. The Company has statutory authority to indemnify its officers and directors. The applicable provisions of the General Corporation Law of the State of Delaware (the "GCL") state that, to the extent such person is successful on the merits or otherwise, a corporation may indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("such Person"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by such Person, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In any threatened pending or completed action by or in the right of the corporation, a corporation also may indemnify any such Person for costs actually and reasonably incurred by him in connection with that action's defense or settlement, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; however, no indemnification shall be made with respect to any claim, issue or matter as to which such Person shall have been adjudged to be liable to the corporation, unless and only to the extent that a court shall determine that such indemnity is proper.

      Under the applicable provisions of the GCL, any indemnification shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made:

     (1) By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

     (2) If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (3) By the affirmative vote of a majority of the shares entitled to vote thereon.

      The Company's Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or of any subsidiary of the Company or of any other corporation, partnership, joint venture, trust or other enterprise which he has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said party was a director or officer of the Company.

      The Company maintains a director and officer liability insurance policy which indemnifies directors and officers for certain losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances where the Company does not provide indemnification.

Item 7.           Exemption from Registration Claimed.

                           Not applicable.

Item 8.           Exhibits.                                      Incorporation
                                                                       by
Exhibit                                                             Reference
Number    Description of Document                                (if applicable)

4.1      Credit Agreement                                             *4.1

15.1     Letter re: Unaudited Interim Financial Information

23.1 Consent of KPMG Peat Marwick LLP regarding the financial statements of SPSS Inc.

23.2 Consent of KPMG Peat Marwick LLP regardng the financial statements of Clear Software, Inc.

23.3 Consent of KPMG Peat Marwick LLP regarding the financial statements of Jandel Corporation

24.1     Power of Attorney                                            ***

* Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the Quarterly period ended March 31, 1996 (Registration No. 0-22194)

***  Included in signature pages.

     (b) The Company did not file any reports on Form 8-K during fiscal year 1995 or for the first two quarters of fiscal year 1996.

Item 9.           Undertakings.

                    (a)  The undersigned Registrant hereby undertakes:

                           (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                   (i)   to include any  prospectus  required by
                                         Section  10(a)(3) of the Securities
                                         Act of 1933;

                                    (ii) to     reflect    in    the prospectus
                                         any  facts  or  events  arising  after
                                         the effective date of this Registration
                                         Statement (or  the  most  recent  post-
                                         effective    amendment thereof)  which,
                                         individually   or  in   the aggregate,
                                         represent a fundamental  change  in the
                                         information  set  forth  in this
                                         Registration Statement;

                                    (iii)   to include any material  information
                                            with   respect   to  the   plan   of
                                            distribution      not     previously
                                            disclosed   in   this   Registration
                                            Statement or any material  change to
                                            such     information     in     this
                                            Registration Statement;

                                    provided, however, that paragraphs (a)(1)(i)
                                    and   (a)(1)(ii)   do  not   apply   if  the
                                    information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or
                                    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                           (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                    (b) that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
                         Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (c)  that,  insofar  as   indemnification   for  liabilities
                         arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment Number 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on March 28, 1997.

                                                                       SPSS INC.

                                                                    Jack Noonan*
                                                                 By: Jack Noonan
                                           President and Chief Executive Officer





     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Post-Effective Amendment Number 1 to the Registration Statement has been signed by the following persons in the capacities indicated on March 28, 1997.

Signature                                     Title(s)

Jack Noonan*                                  President, Chief Executive Officer
Jack Noonan                                   and Director

/s/ Edward Hamburg
Edward Hamburg                                Senior Vice President,
                                              Corporate Operations,
                                              Chief Financial Officer
                                              and Secretary

/s/ Robert Brinkmann                          Controller
Robert Brinkmann


Norman H. Nie*                                Chairman of the Board of
Norman H. Nie                                 Directors

Bernard Goldstein*                            Director
Benard Goldstein


Fredric W. Harman*                            Director
Fredric W. Harman


Merritt Lutz*                                 Director
Merritt Lutz

*    By /S/ Edward Hamburg
        Edward Hamburg
        Attorney-in-Fact

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                               EXHIBITS FILED WITH

                    THE POST EFFECTIVE AMMENDMENT ON FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933



                                    SPSS INC.

                                    SPSS INC.





                                                                 Location
                                                                   Of
                                                                 Document
                                                                   in
                                                                Sequential
                                                                Numbering
                                                                 System

Exhibit No.          Description


  15.1               Letter re: Unaudited Interim
                       Financial Information.

  23.1               Consent of KPMG Peat Marwick LLP regarding
                       the financial statements of SPSS Inc.

  23.2               Consent of KPMG Peat Marwick LLP regarding
                       the financial statements of Clear Software, Inc.

  23.3               Consent of KPMG Peat Marwick LLP regarding
                       the financial statements of Jandel Corporation

  24.1               Powers of Attorney.*



                 *Powers of attorney are contained in signature.